Exhibit 10.1
SETTLEMENT AGREEMENT
     1. This Settlement Agreement is made by and between Fairchild Semiconductor Corporation (“Fairchild”) and Amkor Technology, Inc. (“Amkor”).
     2. Fairchild filed an action against Amkor in the Superior Court of California, County of Santa Clara, Case No. 1-02-CV-810034 (the “Action”). Fairchild and Amkor hereby agree that they will execute and file all papers necessary to accomplish the dismissal with prejudice of all claims by Fairchild against Amkor in the Action within five (5) business days of the execution of this Agreement. Each party will bear its own attorney’s fees and costs incurred in the Action.
     3. Fairchild, for itself and its legal successors and assigns, agents, employees, representatives, officers, directors, parent, subsidiary or affiliated corporations, and each of them, hereby releases Amkor and its legal successors and assigns, agents, employees, representatives, officers, directors, parent, subsidiary or affiliated corporations, and each of them, from and against any and all claims, actions, causes of action, liabilities and demands, whether known or unknown, that were raised or could have been raised in the Action, or in any way relate to the Action, or relate in any manner to the use of a phosphorus-containing epoxy molding compound in any product assembled by Amkor for Fairchild (collectively the “Fairchild Claims”).
     4. Amkor, for itself and its legal successors and assigns, agents, employees, representatives, officers, directors, parent, subsidiary or affiliated corporations, and each of them, hereby releases Fairchild and its legal successors and assigns, agents, employees, representatives, officers, directors, parent, subsidiary or affiliated corporations, and each of them, from and against any and all claims, actions, causes of action, liabilities and demands, whether known or unknown, that were raised or could have been raised in the Action, or in any way relate to the

Action, or relate in any manner to the use of a phosphorus-containing epoxy molding compound in any product assembled by Amkor for Fairchild.
     5. The parties acknowledge that both known and unknown claims are covered by this Settlement Agreement, and waive any rights or benefits that may arise under California Civil Code § 1542, which provides as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
     6. Amkor shall pay to Fairchild within thirty (30) days of the date of execution of this Agreement the sum of three million dollars (USD $3,000,000). Said payment shall be made by wire transfer to the following account:

Beneficiary Bank:	[****]
ABA:	[****]
Beneficary Name:	Fairchild Semiconductor
Beneficiary Account:	[****]
     7. This Settlement Agreement does not address or affect Fairchild’s claims against Sumitomo Bakelite Singapore Pte. Ltd., Sumitomo Plastics America, Inc. or Sumitomo Bakelite Co., Ltd. (collectively “Sumitomo Bakelite”).
     8. Fairchild warrants and represents that it has not assigned and that it will not assign any Fairchild Claim it has or may have against Amkor to any other party.
     9. Concurrent with the execution of this Settlement Agreement, Amkor will enter into a written agreement with Sumitomo Bakelite in which Sumitomo Bakelite agrees not to remove the Action to federal court by reason of this Settlement Agreement. The terms of this Settlement Agreement are not operable unless Sumitomo agrees in writing not to remove the

Action. Amkor shall provide Fairchild with a copy of the fully-executed agreement with Sumitomo.
     10. Nothing in this Settlement Agreement shall constitute or be treated as an admission of liability or wrongdoing by any party. Nothing in this Settlement Agreement shall be admissible in any future dispute, except in an action to enforce this Settlement Agreement.
     11. The parties agree that they will not issue any press release disclosing this settlement or its terms, and will in good faith refrain from disclosing the terms of the settlement to anyone other than their attorneys, insurance carriers, accountants, or other persons in the business or financial community with whom the party has regular communications regarding the party’s financial condition. Each party is specifically permitted to disclose the settlement and its terms in a Form 8-K, 10-Q or 10-K filing or other financial disclosure required by law. Fairchild and Amkor agree that they shall each have an opportunity to review and comment upon any Form 8-K to be issued by the other regarding the settlement memorialized in this Settlement Agreement.
     12. This Settlement Agreement shall be governed, construed and enforced in accordance with the laws of the State of California without regard to principles of choice of law or conflicts of law.
     13. The Parties agree that the Honorable Jack Komar of the Santa Clara County Superior Court, or such other judge as may be assigned from the Santa Clara County Superior Court, shall retain jurisdiction for purposes of enforcement and/or dispute resolution concerning this Settlement Agreement.
     14. This Settlement Agreement is an integrated document which states the entire agreement between Fairchild and Amkor. Each of Fairchild and Amkor affirms and acknowledges that it has executed this Settlement Agreement voluntarily and without coercion, that it has not relied on any prior or contemporaneous written or oral representations extrinsic or collateral to the terms of this Settlement Agreement, and that it has obtained legal advice from its attorneys in entering into this Settlement Agreement. This Settlement Agreement shall be deemed to have been drafted jointly by Fairchild and Amkor, and neither Fairchild nor Amkor shall be treated as having drafted the agreement for purposes of construction.
     15. Each of Fairchild and Amkor warrants that the individual signing this Settlement Agreement on its behalf has full authority to do so and that it intends to be bound by the signature of the individual it designates to sign this Settlement Agreement.
     16. This Settlement Agreement may be executed in counterparts, but all such counterparts shall constitute but one agreement. In addition, this Settlement Agreement may be executed via signatures transmitted by facsimile, and such signatures shall be deemed in all respects the same as original signatures.

     IN WITNESS WHEREOF, the undersigned have executed this Settlement Agreement on the day and the year written below.

Dated: August 5, 2005	FAIRCHILD SEMICONDUCTOR CORPORATION

By: /s/

Name: Paul D. Delva

Title: Vice President, General Counsel

Dated: August 5, 2005	AMKOR TECHNOLOGY, INC.

By: /s/

Name: Jerry C. Allison

Title: Vice President and Asst. General Counsel